ITEX ANNOUNCES RESULTS FOR THIRD QUARTER OF 2008

Revenue increases 19% for quarter and 11% for nine month period

Bellevue, WA - June 3, 2008 - ITEX Corporation (OTCBB: ITEX), The Membership Trading CommunitySM, a leading marketplace for cashless business transactions in North America, today filed its Form 10-Q with the Securities and Exchange Commission and announced the results for its 2008 third quarter ended April 30, 2008.

“We are pleased to report a 19% revenue increase for the third quarter compared to the same quarter last year,” said Steven White, Chairman and CEO. “EBITDA increased 14% for the third quarter and 10% for the nine month period compared to the same period last year. Due to timing differences in our operating cycles this period over the same period last year, net cash from operations was reduced by $372,000 as a result of an additional commission and payroll payment made this quarter.”

White continued, “Corporate salaries, wages and employee benefits increased over last year in dollar terms, however, these expenses declined slightly as a percentage of revenue. SG&A increased primarily due to an increase in bad debt expense, and to a lesser extent, legal and other fees associated with the unsolicited tender offer. In addition, we expanded our headcount and increased costs associated for revenue generating activities.”

“With economic uncertainty and a weakened business climate, we believe that our cashless transaction model and trading community is becoming more attractive to budget-conscious businesses. We are pursuing initiatives, including regional and national partnerships and search engine optimization (SEO), to maximize new member registrations and we are seeing positive results from our ongoing efforts. In addition, we are optimistic that our utilization of investor relations and financial advisory services will provide greater visibility for ITEX in the institutional financial community and will lead to new strategic alliances that are expected to continue to expand our marketplace.”

Third Quarter 2008 Highlights

•
Revenue was $3,871,000 in the third quarter of 2008 compared to $3,265,000 in the third quarter of 2007, an increase of $606,000 or 19%. Revenue for the first nine months of 2008 was $11,899,000 compared to $10,720,000 in the same period in 2007, an 11% increase.

•
EBITDA was $571,000 in the third quarter of 2008 compared to $501,000 in the third quarter of 2007, an increase of $70,000 or 14%. EBITDA for the first nine months of 2008 was $1,614,000 compared to $1,469,000 in the same period in 2007, an increase of $145,000 or 10%.

•	Stockholders’ equity increased $678,000 or 5% to $13,008,000 at April 30, 2008 from $12,330,000 at July 31, 2007.

•
Retained Montgomery & Co. as our strategic financial advisor. Montgomery is a leading provider of merger and acquisition advisory, private placements, and private equity for companies in the media, communications, information technology and healthcare sectors.

•
Retained Genesis Select as our Investor Relations firm to raise our profile in the investment community. Genesis Select is an independent investment advisory and financial communications firm that specializes in micro through mid-cap public companies.

•	Acquired our sole competitor in Cleveland, Ohio and consolidated the member base into our Cleveland prototype office.

•	Successfully opposed an unsolicited tender offer.

ITEX CORPORATION
CONSOLIDATED BALANCE SHEETS

(In United States dollars in thousands, except par value)

	April 30, 2008	July 31, 2007
	(unaudited)
ASSETS

Total current assets	2,967	3,936

Long-term assets	12,783	10,368

Total assets	15,750	14,304

LIABILITIES AND STOCKHOLDERS' EQUITY

Total current liabilities	2,579	1,955

Long term liabilities	163	19

Total liabilities	2,742	1,974

Total Stockholders' equity	13,008	12,330

Total liabilities and stockholders' equity	15,750	14,304

ITEX CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In United States dollars and ITEX dollars in thousands, except per share amounts)

	Three Months ended April 30
	2008	2007
	(unaudited)	(unaudited)
Revenue
Marketplace revenue	$3,811	$3,265
ITEX dollar revenue	60	-
	3,871	3,265

Cost and expenses:
Costs of Marketplace revenue	2,504	2,270
Corporate salaries, wages and employee benefits	408	338
Selling, general and administrative	388	156
Depreciation and amortization	163	78
	3,463	2,842
Income from operations	408	423

Other income (expense):
Net interest	5	26
Other	-	-
	5	26
Income before income taxes	413	449

Income tax expense	183	189

Net Income	$230	$260

Net income per common share
Basic	$0.01	$0.01
Diluted	$0.01	$0.01

Average common and equivalent shares
Basic	17,655	17,611
Diluted	17,884	17,966

Supplemental information:
ITEX dollar activity included in costs and expenses:
Cost of Marketplace revenue	$-	$-
Corporate salaries, wages and employee benefits	-	-
Selling, general and administrative	60	-
Depreciation and amortization	-	-
	$60	$-

Non-GAAP Financial Measures

EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA is a “non-GAAP financial measure,” as such term is defined by the Securities and Exchange Commission. ITEX believes that EBITDA is useful for analysts and investors as a supplemental means to evaluate our on-going performance because it enables a meaningful comparison of our core operating performance with our historical results from prior periods, it is commonly used to evaluate a company's ability to service debt and it also facilitates comparisons with other companies, many of which use similar non-GAAP financial measures to supplement their GAAP results. EBITDA is not a measure of performance under generally accepted accounting principles (GAAP), and is not intended to represent funds available for ITEX’s discretionary use or to represent or to be used as a substitute for operating income, net income or cash flows from operations data as measured under GAAP. The presentation of this financial information should not be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. The most directly comparable financial measure under GAAP to EBITDA is income from operations. Reconciliations between EBITDA and income from operations are included in the table provided in this release.

Internally, EBITDA is a measure used by management for purposes of: supplementing the financial results and forecasts reported to our board of directors; evaluating the operating performance of our company which includes direct and incrementally controllable revenue and costs of operations, but excludes items considered by management to be either non-cash or non-operating such as interest income and expense, tax expense, deferred tax valuation allowance changes, depreciation and amortization; managing and comparing performance internally and externally against our peers; establishing internal operating budgets; and evaluating and valuing potential acquisition candidates.

	Three Months Ended		Nine Months Ended
	April 30,		April 30,
	2008	2007	2008	2007
	(unaudited)		(unaudited)
Income from operations	$408	$423	$1,162	$1,246
Depreciation and
amortization	163	78	452	223

EBITDA	$571	$501	$1,614	$1,469

Net income per common share:
Basic	$0.01	$0.01	$0.04	$0.05
Diluted	$0.01	$0.01	$0.04	$0.05

EBITDA per common share:
Basic	$0.03	$0.03	$0.09	$0.08
Diluted	$0.03	$0.03	$0.09	$0.08

Average common and equivalent shares:
Basic	17,655	17,611	17,629	17,781
Diluted	17,884	17,966	17,838	18,161

About ITEX
ITEX, The Membership Trading Community SM, is a thriving community of member businesses buying and selling more than $270 million a year in ITEX dollar transactions. Member businesses increase sales through an exclusive distribution channel managed by franchisees, licensees and corporate-owned locations, by utilizing ITEX dollars to exchange goods and services. ITEX is powered by ITEX Payment Systems, the leading payment technology platform for processing cashless business transactions. ITEX is headquartered in Bellevue, WA.

Company Contact:
Alan Zimmelman
ITEX Corporation
425.463.4017
alan@itex.com

Institutional Contact:
Budd Zuckerman
Genesis Select
303.415.0200
bzuckerman@genesisselect.com

For more information, please visit www.itex.com

This press release contains forward-looking statements that involve risks and uncertainties concerning our expected performance (as described without limitation in the quotations from current management in this release) and comments within the safe harbor provisions established under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of our future performance. We believe that these potential risks and uncertainties include, without limitation: the continuing development of successful marketing strategies for our concepts; our ability to increase revenues and sustain profitability; the availability of adequate working capital; our dependence both on key personnel and our franchise network; and the effect of changes in the overall economy and in technology. Statements in this release should be evaluated in light of these factors. These risk factors and other important factors that could affect our business and financial results are discussed in our periodic reports and filings with the Securities and Exchange Commission, including our Forms 10-KSB and Forms 10-QSB, which are available at www.sec.gov., including under the caption, “Management's Discussion and Analysis of Financial Condition and Results of Operations.” All information set forth in this release is as of June 3, 2008, and ITEX undertakes no duty to update this information.